Exhibit 99

         J Net Enterprises Acquires Epoch Investment Partners, Inc.

NEW YORK--(BUSINESS WIRE)--June 3, 2004--J Net Enterprises, Inc. (OTCBB:JNEI) today announced the acquisition of Epoch Investment Partners, Inc. ("Epoch"), an investment advisory and investment management business. The acquisition was effected pursuant to an agreement and plan of merger, whereby Epoch was merged with and into a wholly-owned subsidiary of J Net Enterprises, Inc. ("J Net"), with Epoch surviving and the shareholders of Epoch receiving the right, based on the satisfaction of certain conditions by Epoch, to receive approximately 51% of the common stock of J Net. J Net intends to carry on Epoch's investment advisory and investment management business as J Net's primary line of business and anticipates altering its name at a later date to reflect the company's principal line of business. Epoch expects to have in excess of $800 million of assets under management shortly after the closing of the transaction.

Epoch was recently formed and co-founded by Mr. William W. Priest. Mr. Priest has over 35 years of experience in the investment advisory business and most recently served as co-managing partner of Steinberg, Priest & Sloane Capital Management, LLC ("SPSCM") and, prior to that, as Chairman and CEO of Credit Suisse Asset Management ("CSAM") Americas and as CEO of its predecessor firm BEA Associates, which he co-founded in 1972. During his tenure at BEA Associates and CSAM Americas, Mr. Priest developed the firm into a well-recognized investment manager with over $100 billion in assets under management. In addition to Mr. Priest, Epoch's co-founders are Timothy Taussig, former Managing Director, Member of the Global Executive Committee for CSAM and Co-Head of Global Marketing for CSAM worldwide; J. Philip Clark, former Managing Director of Sanford C. Bernstein & Co.'s private client and institutional asset management businesses; David Pearl, Managing Director and Senior Portfolio Manager at SPSCM; and Berenson Epoch LLC, an affiliate of the New York investment banking firm Berenson & Company. Timothy Taussig, J. Philip Clark and David Pearl shall be part of Epoch's core management and investment teams.

Allan R. Tessler, Chairman of J Net stated, "We have been interested in finding a way to participate in the investment management industry for some time. We believe Bill Priest, with over 35 years of achievement, experience and an excellent reputation in this industry is the ideal person to lead this effort."

William W. Priest, J Net's new CEO designate and President of Epoch said, "In my experience, it is rare to find a Board of Directors that recognizes the same opportunity in the investment management industry as we did in founding Epoch. Allan Tessler's enthusiasm and willingness to continue as Chairman will greatly facilitate the development of this opportunity."

Mr. Priest continued, "It is our aspiration to create a global asset management firm with accomplished and experienced professionals that combines in-house research and insight with a dedication to serving the informed investor. All our key professionals have both achievement and extensive experience in their respective fields of expertise."

The investment banking firm of Ryan Beck & Co. served as financial advisor to the Board of Directors of J Net in connection with this transaction. Additional details with respect to the acquisition and Epoch's business can be found in a Current Report on a Form 8-K dated June 2, 2004 to be filed by J Net.

Safe Harbor Statement:
This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

# # #

Contact:

Epoch Investment Partners, Inc.
J. Philip Clark
(212) 303-7200

J Net Enterprises, Inc.
Linda Crump
(972) 665-1313